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                       WEIL, GOTSHAL & MANGES LLP
   A Limited Liability Partnership Including Professional Corporations
                          1615 L Street, N.W.
                      Washington, D.C. 20036-5610
                             (202) 682-7000
                          Fax: (202) 857-0940


                                February 20, 1996



     The Bear Stearns Companies Inc.
     245 Park Avenue
     New York, New York  10157

     Ladies and Gentlemen:

          We have acted as United States counsel to The Bear Stearns Companies Inc. (the "Company") in connection with its issuance of 1,100,000 "Vantage Point Portfolio Call Warrants" (the "Warrants") expiring August 20, 1997.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Prospectus Supplement dated February 20, 1996 ("Prospectus Supplement") to the Prospectus dated December 18, 1995 ("Prospectus") and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates of officers and representatives of the Company and upon the representations, warranties and covenants of the Company and the Dealers contained in the Prospectus Supplement and the Prospectus.







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     The Bear Stearns Companies Inc.
     February 20, 1996
     Page 2

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the discussion under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus Supplement accurately describes, subject to the limitations set forth therein, the material United States federal income tax consequences of the ownership and disposition of Warrants applicable to holders of such Warrants who acquire and own such Warrants as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended.

          The opinion herein is limited to the federal income tax laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Prospectus Supplement and to the use of our name therein. We hereby further consent to the use of this opinion as an exhibit to filings with the securities commissioners of various states of the United States as required by the securities laws of such states.

          This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent except as noted above.

                                        Very truly yours,

                                        WEIL, GOTSHAL & MANGES LLP